(THIS DOCUMENT IS A COPY OF THE PROSPECTIVE SUPPLEMENT FILED ON AUGUST 23, 2001 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION)


PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED JULY 25, 2001                     REGISTRATION NO. 333-63996

                                  $511,500,000

                                ATMEL CORPORATION
            ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES DUE 2021
                                       AND
                             SHARES OF COMMON STOCK

     This prospectus supplement relates to the resale by the selling securityholders of our Zero Coupon Convertible Subordinated Debentures due 2021 and the shares of our common stock, par value $0.001 per share, issuable upon the conversion of the debentures.

     This prospectus supplement should be read in conjunction with the prospectus dated July 25, 2001, and the prospectus supplement dated August 1, 2001, each of which is to be delivered with this prospectus supplement.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the debentures of the selling securityholders therein listed. All information concerning beneficial ownership has been furnished by the selling security holders.

                                                                   PRINCIPAL
                                                                   AMOUNT AT                            NUMBER OF
                                                                  MATURITY OF                           SHARES OF       PERCENTAGE
                                                                   DEBENTURES         PERCENTAGE         COMMON         OF COMMON
                                                                  BENEFICIALLY            OF             STOCK             STOCK
                                                                   OWNED THAT         DEBENTURES        THAT MAY        OUTSTANDING
                             NAME                                  MAY BE SOLD        OUTSTANDING       BE SOLD(1)          (2)
-----------------------------------------------------------       ------------        -----------       ----------      -----------
Merrill Lynch Investment Managers Quantitative Advisers ...        25,000,000             4.89%            574,575           *
Tribeca Investments, L.L.C.(3) ............................        50,000,000             9.78%          1,149,150           *
UBKAM Global High Yield Fund ..............................         1,125,000               *               25,856           *

---------------------
*    Less than 1%.

(1) Assumes conversion of all of the holder's debentures at a conversion rate of 22.983 shares of common stock per $1,000 principal amount at maturity. However, this conversion rate will be subject to adjustment as described under "Description of Debentures -- Conversion of Debentures by Holders," beginning on page 19 of the prospectus dated July 25, 2001. As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future. Under the terms of the indenture, cash will be paid in lieu of issuing fractional shares, if any, upon conversion of the debentures.

(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 463,708,515 shares of common stock outstanding as of March 31, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's debentures. However, we did not assume the conversion of any other holder's debentures.

(3) Does not include 588,824 shares of common stock issuable upon conversion of $25,620,000 in principal amount at maturity of previously registered debentures beneficially owned by Tribeca Investments, L.L.C.

                             ---------------------

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

           The date of this Prospectus Supplement is August 23, 2001.